EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statement of Zoom Telephonics, Inc. on Form S-8 (No. 333-173143) of our report which includes an explanatory paragraph as to the Company's ability to continue as a going concern, dated March 30, 2012, with respect to our audits of the financial statements of Zoom Telephonics, Inc. as of December 31, 2011 and 2010 and for the years then ended, which report is included in this Annual Report on Form 10-K of Zoom Telephonics, Inc. for the year ended December 31, 2011.

/s/ Marcum LLP

Marcum LLP
Boston, Massachusetts
March 30, 2012